Exhibit 4.93

BRIDGE LOAN AGREEMENT

THIS BRIDGE LOAN AGREEMENT (the “Agreement”) is made as of July ___, 2009, by and among Amarin Corporation plc (the “Company”) and the Persons set forth on Exhibit A attached hereto (the “Lenders”).

WHEREAS, the Company desires to borrow from Midsummer and Midsummer is willing to make available to the Company a bridge loan on the terms and conditions set forth in this Agreement;

WHEREAS, the Company, Kukes, Lynch and Sunninghill desire to amend and restate the Bridge Loan Agreement, dated as of June 4, 2009, among the Company and the lenders named therein (as amended, the “June Bridge”) on the terms and conditions set forth in this Agreement;

NOW THEREFORE, for consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree was follows:

ARTICLE ONE

DEFINITIONS

SECTION 1.1. Defined Terms.  As used herein, the following terms shall have the following meanings:

(a) “Agreement” has the meaning set forth in the Preamble.

(b) “Business Day” means any day (excluding Saturdays, Sundays and public holidays) on which banks generally are open for business in New York City and London, England.

(c) “Closing” has the meaning set forth in Section 2.2.

(d) “Company” has the meaning set forth in the Preamble.

(e) “Documents” means this Agreement, the Notes, the Warrants and any other instruments or documents required or contemplated hereunder or thereunder, whether now existing or at any time hereafter arising.

(f) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(g) “Indebtedness” means (i) obligations for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or similar instruments, (iii) obligations under conditional sale or other title retention agreements relating to acquired property or assets, (iv) obligations in respect of the deferred purchase price of property or services, (v) obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction and (vi) guarantees of the indebtedness of any other Person.

(h) “June Bridge” has the meaning set forth in the Recitals.

(i) “Kukes” means Dr. Simon Kukes.

(j) “Lenders” has the meaning set forth in the Preamble.

(k) “Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest)

(l) “Loans” means, collectively, the amount(s) loaned to the Company hereunder.

(m) “Lynch” means Thomas G. Lynch.

(n) “Midsummer” means Midsummer Ventures, LP and Midsummer Investment, Limited.

(o) “Next Equity Financing” means the next equity financing pursuant to which the Company issues capital stock to one or more investors.

(p) “Notes” has the meaning set forth in Section 2.3.

(q) “Ordinary Shares” means the ordinary shares, par value ₤0.50 per share, of the Company.

(r) “Permitted Indebtedness” means (i) the Loans and other Indebtedness outstanding on the date hereof, (ii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, (iii) Indebtedness in respect of performance bonds, bankers’ acceptances, workers’ compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, (iv) Indebtedness consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, (v) trade payables and other liabilities arising in the ordinary course of business and (vi) Indebtedness in replacement of Indebtedness otherwise permitted hereunder.

(s) “Permitted Liens” means (i) Liens for taxes, assessments or governmental charges or claims or statutory Liens of landlords, carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business, that are (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company has set aside on its books such reserves as may be required pursuant to GAAP; (ii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; (iii) judgment Liens so long as such Liens are adequately bonded; (iv) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company; (v) any interest or title of a lessor under any capitalized lease obligation; (vi) Liens upon inventory or other goods and proceeds in respect of indebtedness to facilitate the purchase, shipment or storage of such inventory or other goods; (vii) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company, including rights of offset and set off; and (viii) leases, subleases, licenses and sublicenses granted to others that do not materially interfere with the ordinary conduct of business of the Company.

(t) “Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or government (whether national, federal, state, county, city, municipal or otherwise including, without limitation, any instrumentality, division, agency, body or department thereof).

(u) “Required Lenders” means Lenders holding more than 50% of the Loans then outstanding; provided, that the Required Lenders shall include both Midsummer and Sunninghill.

(v) “Securities” means the Notes and the Warrants.

(w) “Securities Act” means the Securities Act of 1933, as amended.

(x) “Sunninghill” means Sunninghill Limited.

(y) “Warrants” has the meaning set forth in Section 2.3.

ARTICLE TWO

LOANS

SECTION 2.1. Loan Amount.  Subject to the terms and conditions of this Agreement, at the Closing, each Lender shall make a Loan to the Company in the amount set forth opposite such Lender’s name on Exhibit A attached hereto.  Each Lender shall make such Loan by means of a wire transfer of immediately available funds to account of the Company set forth in Schedule 2.1 attached hereto.

SECTION 2.2. Closing.  The closing under this Agreement (the “Closing”) shall take place at 10:00 a.m. New York City time on the date hereof at the offices of Cahill Gordon & Reindel llp, 80 Pine Street, New York, New York 10005 or at such other time or place as the Company and the Lenders may mutually agree.

SECTION 2.3. Promissory Notes; Warrants.  Each Loan shall be evidenced by a promissory note (collectively, the “Notes”) in the form of Exhibit B attached hereto, dated the date of funding of the Loan in respect of which such Note is issued in the principal amount thereof.  The unpaid principal amount from time to time outstanding the Loans shall bear interest, become payable and be subject to the other terms and conditions as set forth in the Notes.  As a further inducement to the Lenders to make the Loans, at the Closing the Company shall issue to the Lenders warrants (collectively, the “Warrants”) to purchase Ordinary Shares in the form of Exhibit C attached hereto.

ARTICLE THREE

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 3.1. The Company hereby represents and warrants to the Lenders as follows:

(a) Organization, Etc.  It is duly organized, validly existing and in good standing under the laws of England and Wales and is duly qualified and in good standing to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required.

(b) Authorization; No Conflict.  The execution and delivery of the Documents are all within its corporate powers, have been duly authorized by all necessary action, have, or by the time of their execution and delivery shall have, received any necessary governmental or regulatory approval, and do not and will not contravene or conflict with any provision of (i) law, rule, regulation or ordinance, (ii) its certificate of incorporation or by-laws; or (iii) any agreement binding upon it or any of its properties, as the case may be.

(c) Enforceability.  The Documents executed by the Company are the legal, valid and binding obligations of the Company, enforceable against it, in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies.

(d) Securities Representations.  The Company has a sufficient number of Ordinary Shares duly authorized and reserved for issuance upon conversion of the Notes and exercise of the Warrants.  The Ordinary Shares issued upon conversion of the Notes and exercise of the Warrants in accordance with the terms thereof will be validly issued, fully paid and nonassessable and free from all taxes or liens created by the Company, with the holders being entitled to all rights accorded to the holders of the Company’s Ordinary Shares.

ARTICLE FOUR

REPRESENTATIONS AND WARRANTIES OF THE LENDERS

Each Lender, severally and not jointly, hereby represents and warrants to the Company as follows:

(a) Organization.  It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

(b) Authorization; No Conflict.  The execution and delivery of the Documents to which such Lender is a party are all within such Lender’s corporate powers, have been duly authorized by all necessary action, have, or by the time of their execution and delivery shall have, received any necessary governmental or regulatory approval, and do not and will not contravene or conflict with any provision of (i) law, rule, regulation or ordinance, (ii) its certificate of incorporation or by-laws; or (iii) any agreement binding upon it or any of its properties, as the case may be.

(c) Enforceability.  The Documents executed and delivered by such Lender are the legal, valid and binding obligations of such Lender, enforceable against it, in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies.

(d) Investment Intent.  Such Lender is acquiring the Securities for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act.

(e) Restricted Securities; Legends.  Such Lender understands that (i) the Securities have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred except pursuant to an effective registration statement under the Securities Act or an exemption from such registration requirements and (ii) the Securities may bear one or all of the following legends:

(x)           “THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR APPLICABLE STATE SECURITIES LAWS, AND, ACCORDINGLY, MAY NOT BE OFFERED FOR SALE, TRANSFERRED OR ASSIGNED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT THEREUNDER OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS THEREOF AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.”

(y)           Any legend required by the Blue Sky laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

(f) Investor Status.  At the time such Lender was offered the Securities, it was, and at the date hereof it is, either (i) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act, (ii) an institutional “accredited investor” as defined in Rule 501(a)(1), (2) or (3) under the Securities Act or (iii) a person who is not a “U.S. Person” (as defined in Rule 902(k) under the Securities Act).

(g) Experience.  Such Lender is knowledgeable, sophisticated and experienced in financial and business matters, in making, and is qualified to make, decisions with respect to investments like that involved in the purchase of the Securities and has the ability to bear the economic risks of an investment in the Securities.  Such Lender is involved in and aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Securities.

ARTICLE FIVE

COVENANTS

SECTION 5.1. Affirmative Covenants.  Prior to the satisfaction of the Loans or the conversion of the Notes, as applicable, and, as applicable, at all times thereafter while the Lenders hold Warrants or Ordinary Shares (or corresponding ADSs) issued and issuable upon conversion of the Notes or exercise of the Warrants, the Company shall:

(a) use the proceeds of the Loans for operating expenses as previously disclosed to the Lenders;

(b) use its reasonable best efforts to cause the depositary under the Company’s ADS facility to (i) promptly issue to the applicable Lender ADSs (or, if applicable, an account statement reflecting the issuance of uncertificated ADSs) in respect of the Ordinary Shares issuable in connection with the conversion of the Notes and the exercise of the Warrants and (ii) in connection with any eligible resale of such ADSs by the Lender, deliver to the purchaser in such transaction unrestricted ADSs (or, if applicable, an account statement reflecting the issuance of uncertificated ADSs); and

(c) use its commercially reasonable efforts to (i) become and remain current in the filings and reports required to be made by it under the Exchange Act and (ii) maintain the listing of its Ordinary Shares on NASDAQ, (it being acknowledged that, as of the date hereof, the Company is not current in its Exchange Act filings and may not become current until following the consummation of the Next Equity Financing).

SECTION 5.2. Negative Covenants.  Prior to the satisfaction of the Loans or the conversion of the Notes, as applicable, the Company shall not, directly or indirectly:

(a) create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of any Indebtedness (other than Permitted Indebtedness or as permitted by clause (e) below);

(b) declare or pay any dividend or make any distribution (other than dividends or distributions payable in capital stock of the Company) with respect to the capital stock of the Company;

(c) purchase, redeem or otherwise acquire or retire for value any of the capital stock of the Company;

(d) create, incur, assume or permit or suffer to exist any Liens other than Permitted Liens against or upon any property or assets of the Company or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless the Loans are equally and ratably secured; and

(e) enter into any additional bridge loan financing without the prior written consent of the Required Lenders.  In the event, upon such written consent of the Required Lenders, any additional bridge loan financing is entered into that contains any terms (including economic terms) that are more favorable to the lenders thereunder (on a “per loaned dollar” basis) than the Notes or the Warrants are to the Lenders, then the Notes and/or the Warrants, as applicable, shall be deemed to have been amended so as to reflect such more favorable terms.

ARTICLE SIX

MISCELLANEOUS

SECTION 6.1. Amendment; Waiver.  This Agreement may not be amended, modified or otherwise altered in any manner, and the terms and conditions hereof may not be waived, unless in writing signed by the Company and the Required Lenders.  Except as expressly provided to the contrary, the rights and remedies provided herein shall be cumulative and not exclusive of any other rights or remedies available to a party and the waiver or failure by a party to exercise a right hereunder shall not operate as a waiver of a breach nor shall it prevent such party from doing so later with respect to such breach or any subsequent breach.

SECTION 6.2. Notices, Etc.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered personally, (ii) three Business Days after being mailed by certified or registered mail, return receipt requested and postage prepaid, (iii) when received, if sent by overnight delivery service or international courier or (iv) when sent, if sent by fax.  A Party may change its address, email address or fax number for the purposes hereof upon notice to the other Parties.  Such notices or other communications shall be sent to each Party as follows:

If to the Company:	Amarin Corporation plc 7 Curzon Street London W1J 5HG England Attention: Chief Financial Officer Fax: 44-20-7499-9004

With copies to:	Cahill Gordon & Reindel LLP 80 Pine Street New York, New York 10005 Attention: Christopher T. Cox, Esq. Fax: (212) 378-2416

If to a Lender:	To the address of such Lender set forth on Exhibit A

SECTION 6.3. Governing Law; Jurisdiction; Waiver of Jury Trial; Service of Process.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT-OF-LAW PROVISIONS.  IN CONNECTION WITH THE ADJUDICATION OF ANY DISPUTES RELATING TO THIS AGREEMENT, EACH PARTY HEREBY IRREVO-

CABLY (A) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN NEW YORK, NEW YORK, BOROUGH OF MANHATTAN; PROVIDED, THAT EACH PARTY SUBMITS TO THE JURISDICTION OF ANY OTHER COURT IN WHICH A CLAIM RELATING TO THIS AGREEMENT IS VALIDLY BROUGHT BY ANY THIRD PARTY AGAINST THE OTHER PARTY; (B) WAIVES, AND AGREES NOT TO ASSERT, (1) ANY CLAIM THAT IT IS NOT SUBJECT TO THE JURISDICTION OF, OR ANY OBJECTION TO THE LAYING OF VENUE IN, ANY SUCH COURT OR THAT SUCH ACTION HAS BEEN COMMENCED IN AN IMPROPER OR INCONVENIENT FORUM AND (2) ANY RIGHT IT MAY HAVE TO TRIAL BY JURY; AND (C) AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S ADDRESS AS PROVIDED HEREIN SHALL BE EFFECTIVE WITH RESPECT TO ANY MATTER FOR WHICH IT HAS SUBMITTED TO JURISDICTION HEREBY.  A JUDGMENT IN ANY SUCH ACTION MAY BE ENFORCED IN ANY OTHER COURTS TO WHOSE JURISDICTION THE APPLICABLE PARTY MAY BE SUBJECT.  EACH PARTY (X) CERTIFIES THAT NO AGENT OF ANY PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (Y) ACKNOWLEDGES THAT IT AND EACH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THE AGREEMENTS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, AGREEMENTS AND CERTIFICATIONS IN THIS SECTION.

SECTION 6.4. Entire Agreement.  This Agreement and the other Documents (together with all appendices, schedules, exhibits, annexes and attachments thereto) constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

SECTION 6.5. Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned (i) by a Lender without the prior written consent of the Company and (ii) by the Company without the prior written consent of the Required Lenders, and any other purported assignment shall be void ab initio.  Subject to the preceding sentence, permitted assignments shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective heirs, successors and assigns.

SECTION 6.6. Severability

SECTION 6.7. .  Any term or provision hereof that is held by a tribunal of competent authority to be invalid or unenforceable shall not affect the validity or enforceability of the remaining terms and provisions hereof and, within the jurisdiction of such tribunal, the scope, duration, or applicability of the invalid or unenforceable term or provision shall be amended to delete the necessary words or phrases, and to replace such term or provision with a term or provision that is valid and enforceable, so as to come as close as possible to achieving the economic, legal, or other purposes of such unenforceable term or provision.

SECTION 6.8. No Third Party Beneficiaries.  This Agreement shall not confer any legal or equitable rights or remedies upon any Person other than the parties hereto and their permitted successors and assigns.

SECTION 6.9. Further Assurances.  The Company agrees to do such further acts and things and to execute and deliver to the Lenders such additional assignments, agreements, powers, documents and instruments as the Lenders may reasonably require or deem advisable to carry into effect the purposes of the Documents.

SECTION 6.10. Headings.  Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision of this Agreement and shall not affect the construction of this Agreement.

SECTION 6.11. Counterparts

.  This Agreement may be executed in counterparts and such counterparts may be delivered in electronic format (including by fax and email).  Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart and copies produced therefrom shall have the same effect as an original.  To the extent applicable, the foregoing constitutes the election of the parties to invoke any law authorizing electronic signatures.

SECTION 6.12. June Bridge

.  Each of Kukes, Lynch and Sunninghill hereby: (i) agrees that this Agreement and the Securities issued hereunder shall amend and restate in their entirety the June Bridge and the Securities issued thereunder and (ii) elects, pursuant to Paragraph 4(a) of the Notes, to convert the applicable balance of such Lender’s Note in the Next Equity Financing; provided, that, with respect to Sunninghill, the foregoing clause (ii) shall only apply to the Note being issued to it in the principal amount of $2,000,000, which represents the current balance of its Loan under the June Bridge.

SECTION 6.13. Conversion and Warrant Shares.  For the avoidance of doubt, the parties agree that the Ordinary Shares issuable pursuant to the conversion of the Notes and the exercise of the Warrants shall be subject to the same terms, conditions, rights and benefits as the Ordinary Shares issued to the investors in the Next Equity Financing, including without limitation the registration rights set forth on Exhibit D hereto.

SECTION 6.14. Warrant MFN.  In the event the warrants, if any, issued to the investors in the Next Equity Financing contain any terms that are more favorable to the holders thereof than the Warrants are to the Lenders, then the Warrants shall be deemed to have been amended so as to reflect such more favorable terms.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COMPANY:

AMARIN CORPORATION PLC

By: _________________________________
Name:
Title:

LENDERS:

SUNNINGHILL LIMITED

By: __________________________
Name:
Title:

MIDSUMMER VENTURES, LP

By: __________________________
Name:
Title

MIDSUMMER INVESTMENT, LIMITED

By: ___________________________
Name:
Title:

___________________________
Name: David Brabazon

___________________________
Name: David Hurley

___________________________
Name: Thomas G. Lynch

___________________________
Name: Dr. Simon Kukes

___________________________
Name: Maximus Lachman

___________________________
Name: Samson Lachman

EXHIBIT A
SCHEDULE OF LENDERS

Name and Address of Lender	Loan Amount

Sunninghill Limited Po Box 76 Kleinwort Bonson House Wests Centre St. Helier Jersey JE4 8PQ	$3,000,000
Midsummer Ventures, LP 295 Madison Avenue 38th Floor New York N.Y. 10017	$750,000
Midsummer Investment, Limited 295 Madison Avenue 38th Floor New York N.Y. 10017	$750,000
David Brabazon 47 Mount Prospect Avenue Clontarf Dublin 3	$175,000
David Hurley Silvermere Killiney Heath Killiney Co Dublin	$175,000
Thomas G. Lynch Dalraida, Claremont Road Foxrock Dublin 18 Ireland	$250,000
Dr. Simon Kukes Samara Nafta Smolensky Blvd 4 Moscow 119034 Russia	$250,000

A-1

Maximus Lachman 298 Greenway Road Ridgewood New Jersey 07450, USA	$75,000
Samson Lachman 298 Greenway Road Ridgewood New Jersey 07450, USA	$75,000

A-2

EXHIBIT B

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR APPLICABLE STATE SECURITIES LAWS, AND, ACCORDINGLY, MAY NOT BE OFFERED FOR SALE, TRANSFERRED OR ASSIGNED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT THEREUNDER OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS THEREOF AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

AMARIN CORPORATION PLC

[FORM OF] PROMISSORY NOTE

Note No.:  [  ]
Principal Amount:  $[  ]
Date of Issuance:  July ___, 2009 (the “Original Issuance Date”)

FOR VALUE RECEIVED, Amarin Corporation plc, a company incorporated under the laws of England and Wales (the “Company”), hereby promises to pay, subject to the terms and conditions of this Promissory Note (this “Note”) to the order of [  ] (together with any permitted transferee or assignee, the “Holder”), the principal sum of [  ] U.S. dollars (US$[  ]).

1.           Definitions.  Undefined capitalized terms used herein have the meanings ascribed thereto in the Loan Agreement.  As used herein, the following terms shall have the following meanings:

(a)           “Business Day” means any day (excluding Saturdays, Sundays and public holidays) on which banks generally are open for business in New York City and London, England.

(b)           “Company” has the meaning set forth in the Preamble.

(c)           “Equity Financing Warrants” has the meaning set forth in Section 4(a).

(d)           “Event of Default” means:  (a) the taking of any steps or preparations by the Company (including the filing of any documents or applications) to commence a proceeding in bankruptcy, (b) the consent by the Company to a proceeding in bankruptcy filed against it by another party, (c) the taking of any steps to appoint or the appointment of a receiver, liquidator, assignee or trustee of the Company’s assets for the benefit of creditors, (d) the taking of any steps by the Company (including the filing of any documents or applications) to commence a liquidation, dissolution or winding-up of the Company, (e) the inability of the Company to pay its debts as they become due, (f) the failure of the Company to effect an equity conversion of this Note required by the terms hereof or (g) a breach by the Company of any covenant under the Loan Agreement.

(e)           “Holder” has the meaning set forth in the Preamble.

(f)           “Investor Warrants” has the meaning set forth in Section 4(a).

(g)           “Loan Agreement” means the Bridge Loan Agreement, dated as of July ___, 2009, among the Company and the Lenders party thereto.

(h)           “Note” has the meaning set forth in the Preamble.

(i)           “Original Issuance Date” has the meaning set forth in the Preamble.

(j)           “Term Date” means September 30, 2009; provided, that with the written consent of the Required Lenders, the Company may elect to cause the Term Date to be extended by an additional one month.

2.           Ranking; Payments.  This Note may be one of a series of notes having like tenor and effect (except for variations necessary to express the name of the Holder and the principal amount of each of the Notes) issued by the Company pursuant to the Loan Agreement.  The Notes shall rank equally, without preference or priority of any kind over one another and all other unsecured debt of the Company, and shall rank senior to all issued and outstanding share capital of the Company.  All payments on the account of the principal amount with respect to any of the Notes shall be applied ratably and proportionately on all outstanding Notes on the basis of the principal amount of the outstanding indebtedness represented thereby.

3.           Interest; Maturity.  Interest shall accrue on the unpaid principal amount of this Note from the Original Issuance Date at a rate equal to 8.00% per annum, compounded annually.  Subject to Section 4, principal and any accrued but unpaid interest on this Note shall be due and payable on the earliest to occur of (a) the Term Date, (b) the closing of the Next Equity Financing and (c) receipt by the Company of written notice of the election of the Required Lenders to accelerate the Loans following the occurrence of an Event of Default.

4.           Conversion.

(a)           Conversion Terms.  At the written election of the Holder delivered to the Company prior to the maturity or acceleration hereof (subject to the proviso in the following sentence), the entire principal amount of and (at the Company’s election) accrued interest on this Note shall be converted into Ordinary Shares.  At least three days prior to the closing of the Next Equity Financing, the Company shall notify the Holder in writing of the material terms thereof; provided, that any material amendment subsequently made to such terms less than three days prior to the closing of the Next Equity Financing shall require a new notification and the Holder shall have the right to elect to convert this Note during the three days following such new notification.  In the event the Holder elects to convert this Note, the number of Ordinary Shares to be issued upon such conversion shall be equal to the quotient obtained by dividing (i) the entire principal amount of this Note plus (if applicable) accrued interest by (ii) the lesser of (x) the vol-

ume weighted average price of the Company’s ADSs on Nasdaq for the 30 consecutive trading days immediately prior to the Original Issuance Date and (y) if the conversion is being made in connection with the Next Equity Financing, 90% of the price per Ordinary Share paid by the investors in such Next Equity Financing, rounded down to the nearest whole share.  If the conversion is being made in connection with the Next Equity Financing, the Holder will participate in such Next Equity Financing on the same terms and conditions as any other cash investor, including to receive, in addition to the Ordinary Shares of the Company issuable upon conversion of the Note, warrants (the “Equity Financing Warrants”) having the same terms as those, if any, issued to the investors in the Next Equity Financing (the “Investor Warrants”), representing a number of Ordinary Shares of the Company equal to the product of (i) the number of Ordinary Shares of the Company represented by the Investor Warrants, multiplied by (ii) the quotient of (x) the principal amount of and (if applicable) interest on such Holder’s Note then being converted, divided by (y) the aggregate gross proceeds received by the Company in such Next Equity Financing.  If the Company elects to convert accrued interest into Ordinary Shares, such election shall apply equally to all of the Notes.  Upon such conversion, the Holder shall execute and deliver to the Company all transaction documents related to the Next Equity Financing, including a purchase agreement and other ancillary agreements, with customary representations and warranties and transfer restrictions, and having the same terms and conditions as those agreements entered into by the other purchasers in the Next Equity Financing.  For purposes of clarification, if a conversion is done in connection with a Next Equity Financing (and 90% of the price per Ordinary Share paid by the investors in such Next Equity Financing is lower than the volume weighted average price of the Company’s ADSs on Nasdaq for the 30 consecutive trading days immediately prior to the Original Issuance Date), for each $0.90 of principal amount of Note so converted, the Holder shall receive an amount of securities (units if applicable) equal to such amount that would otherwise be issued to a purchaser in the Next Equity Financing if such purchaser had paid $1.00 cash consideration.  Under no circumstances shall the Holder be required to surrender any outstanding warrants then held by the Holder, including the Warrants issued in connection herewith, nor shall the amount of securities issued in the Next Equity Financing made in connection with a conversion hereunder be offset by such outstanding warrants.

(b)           Payment of Interest.  Upon conversion of the principal amount of this Note into the Company’s Ordinary Shares, any interest accrued on this Note that is not converted into Ordinary Shares shall be promptly paid to the Holder.

(c)           Mechanics and Effect of Conversion.  No fractional shares of the Company’s capital stock will be issued upon conversion of this Note.  In lieu of any fractional share to which the Holder would otherwise be entitled, the Company will pay to the Holder in cash the amount that would otherwise be converted into such fractional share.  Upon conversion of this Note pursuant to this Section 4, the Holder shall surrender this Note, duly endorsed to the Company.  At its expense, the Company will, as soon as practicable thereafter, issue and deliver to (i) the Company’s ADS depositary, with a copy to the Holder, irrevocable instructions to issue to the Holder one or more account statements in the name of the Holder reflecting the issuance of ADSs covering the number of Ordinary Shares into which this Note is converted and (ii) the Holder payment for any cash amounts payable as described herein.  Upon conversion of this Note, the Company will be forever released from all of its obligations and liabilities under this Note with regard to that portion of the principal amount and (if applicable) accrued interest being converted including without limitation the obligation to pay such portion of the principal amount and accrued interest.

5.           Registration and Transfer of Note.  The Company shall keep at its principal office a register in which the Company shall provide for the registration and transfer of this Note, in which the Company shall record the name and address of the Holder and the name and address of each permitted transferee and prior owner of the Note.  The Holder shall notify the Company of any change of name or address and promptly after receiving such notification the Company shall record such information in such register.  Prior to the maturity, acceleration or conversion hereof, neither this Note nor any rights or interests hereunder may be transferred in whole or in party by the Holder without the prior written consent of the Company.

6.           Loss or Mutilation.  Upon receipt of evidence reasonably satisfactory to the Company of the ownership of and the loss, theft, destruction or mutilation of this Note, and of indemnity reasonably satisfactory to it, and (in the case of mutilation) upon surrender and cancellation of this Note, the Company will execute and deliver in lieu thereof a new Note of like tenor as the lost, stolen, destroyed or mutilated Note.

7.           Payment and Taxation.  All payments to the Holder under this Note shall be made in United States dollars, by remittance to such bank account as the Holder may notify the Company in writing from time to time.  Except as otherwise required by law, the Company shall make all payments in respect of this Note without withholding or deduction of or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the relevant governmental authority therein or thereof.  The Company shall pay any and all taxes (other than income taxes) that may be payable in respect of the issuance or delivery of Ordinary Shares upon conversion of this Note.

8.           Governing Law.  THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS-OF-LAW PRINCIPLES THEREOF.

[signature page follows]

IN WITNESS WHEREOF, the Company has executed this Promissory Note as of the Original Issuance Date set out above.

COMPANY:

AMARIN CORPORATION PLC

By: ___________________________
Name:
Title:

EXHIBIT C
THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR APPLICABLE STATE SECURITIES LAWS, AND, ACCORDINGLY, MAY NOT BE OFFERED FOR SALE, TRANSFERRED OR ASSIGNED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT THEREUNDER OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS THEREOF AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

AMARIN CORPORATION PLC

[FORM OF] WARRANT TO PURCHASE ORDINARY SHARES

Warrant No.:  [  ]

Date of Issuance:  July ___, 2009 (the “Original Issuance Date”)

FOR VALUE RECEIVED, Amarin Corporation plc, a company incorporated under the laws of England and Wales (the “Company”), hereby certifies that [  ], the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price then in effect, upon surrender of this Warrant to Purchase Ordinary Shares (including any Warrants to Purchase Ordinary Shares issued in exchange, transfer or replacement hereof, the “Warrant”), at any time or times on or after the date hereof, but not after 5:00 p.m., New York City Time, on the Expiration Date, a number of fully paid nonassessable Ordinary Shares (the “Warrant Shares”) equal to the Initial Warrant Share Number, as may be adjusted pursuant to the terms hereof.

1.           Exercise of Warrant.

(a)           Mechanics of Exercise.  Subject to the terms and conditions hereof, this Warrant may be exercised by the Holder on any day on or after the date hereof, in whole or in part, by (i) delivery of this Warrant, together with a written notice, in the form attached hereto as Annex I (the “Exercise Notice”), of the Holder’s election to exercise this Warrant and (ii) payment to the Company of an amount equal to the applicable Exercise Price multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the “Aggregate Exercise Price”) in cash or wire transfer of immediately available funds.  Execution and delivery of the Exercise Notice with respect to less than all of the Warrant Shares shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares.  As soon as practicable following the date on which the Company has received each of the Exercise Notice and the Aggregate Exercise Price (the “Exercise Delivery Documents”), the Company shall confirm receipt of the Exercise Delivery Documents to the Holder and deliver to the Company’s ADS depositary, with a copy to the Holder, irrevocable instructions to issue to the Holder one or more account statements in the name of the Holder reflecting the issuance of ADSs covering the number of Ordinary Shares for which this Warrant is exercised.  Upon delivery of the Exercise Delivery Documents, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the certificates evidencing such Warrant Shares.  If the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon such exercise, then the Company shall, not later than five Business Days thereafter and at its own expense, issue a new Warrant representing the right to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised.  No fractional Ordinary Shares are to be issued upon the exercise of this Warrant and in lieu of any such fraction the Company shall pay the Holder an amount in cash equal to such fraction of the current fair market value of the Ordinary Shares on the date of the Exercise Notice.  The Company shall pay any and all taxes which may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant.

(b)           Insufficient Authorized Shares.  If at any time prior to the Expiration Date and while the Warrant remains outstanding the Company does not have a sufficient number of authorized and unissued Ordinary Shares to satisfy its obligation to reserve for issuance upon exercise of the Warrant at least a number of Ordinary Shares (the “Required Reserve Amount”) equal to the number of Ordinary Shares for which the outstanding Warrant is then exercisable, the Company shall promptly use its commercially reasonable efforts to increase the Company’s authorized Ordinary Shares to an amount sufficient to allow the Company to reserve the Required Reserve Amount.

2.           Adjustment of Exercise Price and Number of Warrant Shares.

(a)           In the event of changes in the outstanding Ordinary Shares of the Company, on or after the Original Issuance Date, by reason of a stock dividend, subdivision, split-up, or combination of shares, the number of shares purchasable under the Warrant in the aggregate and the Exercise Price shall be correspondingly adjusted to give the Holder, on exercise for the same aggregate Exercise Price, the total number of shares as the Holder would have owned had the Warrant been exercised prior to the event requiring adjustment and had the Holder continued to hold such shares until after such event.  The form of this Warrant need not be changed because of any adjustment in the Exercise Price and/or number of Warrant Shares.  The Company shall promptly provide a certificate from the Company notifying the Holder in writing of any adjustment in the Exercise Price and/or the total number of shares issuable upon exercise of this Warrant, which certificate shall describe the event giving rise to the adjustment and specify the Exercise Price and number of shares purchasable under this Warrant after giving effect to such adjustment.

(b)           If, for any reason, prior to the exercise of the Warrant in full, the Company spins off or otherwise divests itself of a part of its business or operations or disposes all or a part of its assets (the “Spin Off”), in each case in a transaction in which the Company does not receive compensation for such business, operations or assets, but causes securities of another entity (the “Spin Off Securities”) to be issued to security holders of the Company, then the Exercise Price of the Outstanding Warrant shall be adjusted immediately after consummation of the Spin Off by multiplying the Exercise Price in effect immediately prior to the Spin Off by a fraction (if, but only if, such fraction is less than 1.0), the numerator of which is the average closing bid price of the Company’s ADSs for the five trading days immediately following the fifth trading day after the record date (the “Record Date”) for determining the amount and number of Spin Off Securities to be issued to security holders of the Company, and the denominator of which is the average closing bid price of the ADSs for the five trading days immediately preceding the Record Date; and such adjusted Exercise Price shall be deemed to be the Exercise Price with respect to the outstanding Warrant after the consummation of the Spin Off.

3.           Fractional Shares.  No fractional shares shall be issued upon the exercise of this Warrant as a consequence of any adjustment pursuant hereto.  All Ordinary Shares (including fractions) issuable upon exercise of this Warrant may be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional share.  If, after aggregation, the exercise would result in the issuance of a fractional share, the Company shall, in lieu of issuance of any fractional share, pay the Holder otherwise entitled to such fraction a sum in cash equal to the product resulting from multiplying the then current fair market value of an Ordinary Share by such fraction

4.           Certain Events.  In the event that, prior to the Expiration Date, any capital reorganization, or any reclassification of the capital stock of the Company (other than a change in par value or from par value to no par value or no par value to par value or as a result of a stock dividend, subdivision, split-up or combination of shares), or the consolidation or merger of the Company with or into another corporation (other than a merger solely to effect a reincorporation of the Company into another state), in each case, in which the shareholders of the Company immediately prior to such capital reorganization, reclassification, consolidation or merger, will hold less than a majority of the outstanding shares of the Company or resulting corporation immediately after such capital reorganization, reclassification, consolidation or merger, or the sale or other disposition of all or substantially all of the properties and assets of the Company and its subsidiaries, taken as a whole, in its entirety to any other person, other than sales or other dispositions that do not require shareholder approval (each, an “Event”), the Company shall provide to the Holder ten (10) days’ advance written notice of such Event, and the Holder shall have the option, in its sole discretion, to allow any unexercised portion of the Warrant to be deemed automatically exercised.  This Warrant will be binding upon the successors and assigns of the Company upon an Event.

5.           Other Agreements of the Company.

(a)           Notices of Corporate Events.  In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, the Company shall mail to the Holder, where practicable, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution; provided, that the failure to mail such notice or any defect therein or in the mailing thereof shall not adversely affect the validity of the dividend or distribution required to be specified in such notice.

(b)           No Impairment.  Except and to the extent as waived or consented to by the Holder in writing, the Company will not, by amendment of its organizational documents or through any consolidation, merger, reorganization, transfer of assets, dissolution, issuance or sale of securities or any other action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder, and will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all commercially reasonable actions as may be necessary in order to protect the exercise rights of the Holder against impairment.

(c)           Reservation of Ordinary Shares.  The Company agrees that it will at all times prior to the Expiration Date, maintain and reserve a sufficient number of authorized but unissued Ordinary Shares to provide for the full exercise of the Warrant.

6.           Transfers.

(a)           Transfer Restrictions.  This Warrant may only be disposed of in compliance with state and federal securities laws.  In connection with any transfer of this Warrant other than pursuant to an effective registration statement or Rule 144 or to the Company, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of this Warrant under the Securities Act.  Subject to the foregoing, this Warrant and all rights hereunder are transferable, by the Holder in person or by duly authorized attorney, upon delivery of this Warrant and the Assignment Form attached hereto as Annex II to any authorized transferee designated by the Holder with a copy to the Company

(b)           Legend.  The Holder agrees to the imprinting, so long as is required by this Section 6, of a legend on the Warrant or any of the Warrant Shares, in the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR APPLICABLE STATE SECURITIES LAWS, AND, ACCORDINGLY, MAY NOT BE OFFERED FOR SALE, TRANSFERRED OR ASSIGNED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT THEREUNDER OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS THEREOF AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

(c)           Legend Removal.  The Company shall, promptly following delivery by the Holder of the certificate for this Warrant bearing a restrictive legend, issue a certificate without such legend if, unless otherwise required by state securities laws, (i) this Warrant is registered for resale under the Securities Act, (ii) this Warrant is eligible to be freely sold without restriction under Rule 144, or (iii) such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission).

(d)           Permitted Transfers.  If this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant, registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less then the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant to the Holder representing the right to purchase the number of Warrant Shares not being transferred.

(e)           Loss or Mutilation.  Upon receipt of evidence reasonably satisfactory to the Company of the ownership of and the loss, theft, destruction or mutilation of this Warrant, and of indemnity reasonably satisfactory to it, and (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will execute and deliver in lieu thereof a new Warrant of like tenor as the lost, stolen, destroyed or mutilated Warrant.

(f)           Exchange for Multiple Warrants.  This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant or Warrants representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender; provided, that no Warrants for fractional Ordinary Shares shall be given.

(g)           Issuance of New Warrants.  Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or the Warrant Shares designated by the Holder which, when added to the number of Ordinary Shares underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant, which is the same as the Original Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.

7.           Definitions.  Undefined capitalized terms used herein have the meanings ascribed thereto in the Loan Agreement.  As used herein, the following terms shall have the following meanings:

(a)           “Aggregate Exercise Price” has the meaning set forth in Section 1(a).

(b)           “Board” means the board of directors of the Company.

(c)           “Business Day” means any day (excluding Saturdays, Sundays and public holidays) on which banks generally are open for business in New York City and London, England.

(d)           “Company” has the meaning set forth in the Preamble.

(e)           “Control” means, with respect to a Person, the possession, directly or indirectly, of (i) the power to direct or cause the direction of the management and policies of such Person or (ii) more than 50% of the aggregate voting power with respect to such

Person, in each case whether through the ownership of securities, by contract or otherwise.

(f)           “Distribution” has the meaning set forth in Section 3.

(g)           “Exercise Delivery Documents” has the meaning set forth in Section 1(a).

(h)           “Exercise Notice” has the meaning set forth in Section 1(a).

(i)           “Exercise Price” means the price per Ordinary Share paid by the investors in the Next Equity Financing.

(k)           “Expiration Date” means the fifth anniversary of the Original Issuance Date.

(k)           “Event” has the meaning set forth in Section 4.

(l)           “Holder” has the meaning set forth in the Preamble.

(m)           “Initial Warrant Share Number” means that number of Ordinary Shares equal to 50% (rounded down to the nearest whole Ordinary Share) of the highest number of Ordinary Shares into which the Note issued to the Holder is convertible from time to time pursuant to Section 4(a) thereof.  For the avoidance of doubt, the Initial Warrant Share Number shall not include any Equity Financing Warrants (as defined in the Notes).

(n)           “Loan Agreement” means the Bridge Loan Agreement, dated as of July ___, 2009, among the Company and the Lenders party thereto.

(o)           “Original Issuance Date” has the meaning set forth in the Preamble.

(p)           “Record Date” has the meaning set forth in Section 2(b).

(q)           “Required Reserve Amount” has the meaning set forth in Section 1(b).

(r)           “Securities Act” means the Securities Act of 1933, as amended.

(s)           “Spin-Off” has the meaning set forth in Section 2(b).

(t)           “Spin-Off Securities” has the meaning set forth in Section 2(b).

(u)           “Warrant” has the meaning set forth in the Preamble.

(v)           “Warrant Shares” has the meaning set forth in the Preamble.

8.           Miscellaneous.  The provisions of Article Six of the Loan Agreement are hereby incorporated, mutatis mutandis, by reference.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has executed this Warrant as of the Original Issuance Date set out above.

COMPANY:

AMARIN CORPORATION PLC

By: ____________________________
Name:
Title:

ANNEX I

EXERCISE NOTICE
TO BE EXECUTED BY THE HOLDER TO EXERCISE THIS
WARRANT TO PURCHASE ORDINARY SHARES

AMARIN CORPORATION PLC

This notice constitutes the election of the undersigned holder to exercise the right to purchase Ordinary Shares (“Warrant Shares”) of Amarin Corporation plc, a company incorporated under the laws of England and Wales (the “Company”) pursuant to the attached Warrant to Purchase Ordinary Shares (the “Warrant”).  Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1.           Form of Exercise Price.  The Holder hereby exercises the Warrant with respect to _________________ Warrant Shares.

2.           Payment of Exercise Price.  The holder hereby agrees to pay the Aggregate Exercise Price in the sum of $_________________ to the Company in accordance with the terms of the Warrant.

Date:  _________________ ___, ______

________________________________
Name of Holder

By: ________________________________
Name:
Title:

ANNEX II

ASSIGNMENT FORM

(To assign the foregoing Warrant, subject to compliance with the terms of the Warrant, execute this form and supply required information.  Do not use this form to exercise the Warrant.)
FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name: ___________________________________ (Please Print)
Address: _________________________________ (Please Print)

and _______________________________________ is hereby appointed attorney to transfer said rights on the books of Amarin Corporation plc, with full power of substitution in the premises.

Dated:  __________, 20__

Holder’s Name: ____________________________

Title: ____________________________________

Holder’s Address: __________________________

Holder’s Telephone: ________________________

Facsimile: ________________________________

Assignee Tax ID No.:_______________________

Assignee Telephone: _______________________

Assignee Facsimile: ________________________

Signature Guaranteed: ______________________

NOTE:  The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatever and must be guaranteed by a bank or trust company.  Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.

EXHIBIT D

REGISTRATION RIGHTS

The common shares and the warrant shares acquired by the investors at each closing of the Next Equity Financing (the “Registrable Securities”) will be registered for resale promptly following such closing.  Accordingly, the purchase agreement for the Next Equity Financing will provide that, among other things, a registration statement would be filed within 60 days following each closing, and the Company would use its best efforts to cause the registration statement to become effective within 90 days following the date of filing of the relevant registration statement.  The Company will cause the registration statement to remain effective until all of the Registrable Securities registered under such registration statement are available for resale through Rule 144 under the Securities Act of 1933, as amended, or any successor provision thereto, without any volume limitations.

The holders of Registrable Securities will be entitled to unlimited piggyback registration rights, subject to pro rata cutback, if applicable.  All expenses (including reasonable expenses of one counsel to the selling Investors) will be paid by the Company (excluding underwriting commissions).

Until the Registrable Securities are registered, the Company will not grant any additional registration rights without the approval of the holders of a majority of the Registrable Securities unless such rights are subordinate to the rights of the investors.

D-1

SCHEDULE 2.1

COMPANY WIRE INSTRUCTIONS

Lloyds TSB
Minster Place
Ely, Cambridge
CB7 4EN
United Kingdom
Account Name:  Amarin Corporation plc
Account #  11427458
Swift code: LOYDGB21265
Sort Code:  30 - 93 - 05
IBAN No:  GB82 LOYD 3093 0511 4274 58